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                                                                    EXHIBIT 11.1

                RECOGNITION INTERNATIONAL INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)
                         (thousands, except per share)

                                                                                       Three months ended
                                                                                          January 31,
                                                                               ----------------------------------
                                                                                 1994                      1993
                                                                               --------                  --------
Primary
- -------
Net income                                                                     $   656                   $   616
                                                                               ========                  ========

Shares:
  Weighted average shares outstanding,
    net of treasury shares                                                      14,916                    12,020
  Net shares issuable on exercise
    of certain stock options                                                       968                     1,121
                                                                               --------                  --------

  Weighted average shares outstanding,
    as adjusted                                                                 15,884                    13,141
                                                                               ========                  ========

Earnings per share - primary                                                   $   .04                   $   .05
                                                                               ========                  ========


Fully Diluted:
- -------------
Earnings:
  Net income                                                                   $   656                   $   616
  Add after tax interest expense
    applicable to 7 1/4% convertible
    subordinated debentures                                                        919                       919
                                                                               --------                  --------

  Net income, as adjusted                                                      $ 1,575                   $ 1,535
                                                                               ========                  ========

Shares:
  Weighted average shares outstanding,
    net of treasury shares                                                      14,916                    12,020
  Shares issuable assuming conversion
    of 7 1/4% convertible subordinated
    debentures                                                                   3,088                     3,088
  Net shares issuable on exercise of
    certain stock options                                                          999                     1,180
                                                                               --------                  --------

  Weighted average shares outstanding,
    as adjusted                                                                 19,003                    16,288
                                                                               ========                  ========

Earnings per share - fully diluted                                             $   .08                   $   .09
                                                                               ========                  ========


Note:  This calculation is submitted in accordance with Regulation S-K item 601
(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.